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                                                                    Exhibit 99.3

                            Alliance Imaging, Inc.

                                 NEWS RELEASE

Alliance Imaging, Inc.                             The Financial Relations Board
Kenneth S. Ord                                Karen Taylor - General Information
Executive Vice President                          Moira Conlon - Analyst Contact
Chief Financial Officer                                           (310) 442-0599
(714) 688-7100
www.allianceimaging.com

                            ALLIANCE IMAGING, INC.
                              TO BE RECAPITALIZED

ANAHEIM, CA (September 14, 1999) - Alliance Imaging, Inc., (OTCBB:SCAN), the nation's largest provider of hospital-based fixed-site and mobile magnetic resonance imaging ("MRI") and computed tomography ("CT") services, today announced that it has entered into a definitive agreement providing for the merger of Alliance with an affiliate of Kohlberg Kravis Roberts & Co. ("KKR") and for a recapitalization of the Company. In the merger, approximately 95% of the fully diluted common stock of Alliance (excluding options and warrants) will be retired. The Alliance transaction will be structured as a recapitalization whereby after the transaction KKR will own approximately 90% of the common stock of the new company and existing shareholders will own approximately 10%. Alliance's outstanding debt will be repaid in the merger. After payment of the Company's debt, redemption of the Company's outstanding Preferred Stock and payment of transaction expenses, the Company's common shareholders will receive approximately $55 per share in cash.

The transaction will be subject to customary conditions, including the obtaining of financing and necessary regulatory consents. Holders of a majority of the shares of Alliance have approved the transaction.

Following a transaction, senior management of Alliance, including Richard Zehner, Chief Executive Officer, and Vincent Pino, President, will continue to manage the operations of Alliance in their current positions.

Salomon Smith Barney acted as financial advisor to the Company in the transaction.

Alliance Imaging, Inc., is a leading provider of comprehensive diagnostic imaging and therapeutic services to hospitals and other healthcare providers. Services are provided on either a mobile, shared-user basis or on a full-time single-user basis. For more information about Alliance Imaging, Inc. via facsimile, call 1-800-PRO-INFO and dial client code "SCAN"

                                     *****

             1065 PacifiCenter Drive, Suite 200, Anaheim, CA 92806
                      (714) 688-7100 - FAX (714) 688-5333